Exhibit 99.1

                   Fred's Second Quarter Net Income Rises 24%

    MEMPHIS, Tenn.--(BUSINESS WIRE)--Aug. 24, 2006--Fred's Inc. (NASDAQ: FRED) today reported financial results for the second fiscal quarter and six-month period ended July 29, 2006.
    Net income for the second quarter of 2006 totaled $4.3 million or $0.11 per diluted share versus $3.5 million or $0.09 per diluted share in the year-earlier period, representing an increase of 24% in net income and 22% in net income per diluted share. The Company's earnings for the second quarter included stock compensation expense associated with the implementation of Statement of Financial Accounting Standards No. 123R, "Share-Based Payments" (SFAS 123R), totaling $0.01 per diluted share; the Company recorded no stock compensation expense in the comparable period last year.
    For the first half of 2006, net income was $11.6 million or $0.29 per diluted share compared with $10.2 million or $0.26 per diluted share in the same period last year, representing an increase of 14% in net income and 12% in net income per diluted share. The Company's earnings for the first half of 2006 included stock compensation expense totaling $0.01 per diluted share; the Company recorded no stock compensation expense in the year-earlier period.
    Total sales for the second quarter of 2006 increased 9% to $406.9 million from $373.3 million in the same period last year. On a comparable store basis, sales increased 3.1% for the quarter versus a 0.8% increase in the year-earlier period. For the first half of 2006, total sales also increased 9% to $823.8 million compared with $756.1 million in the year-earlier period. Comparable store sales for the first six months of 2006 increased 2.5% versus a 2.1% increase in the same period last year.
    Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "As we announced earlier this month, we have seen increased momentum in Fred's sales through the first half of the year, especially in the second quarter. Today, we are pleased to report that this momentum has carried over to a strong bottom-line performance, as we exceeded earnings expectations for the second quarter. Our higher earnings for the quarter, 22% ahead of last year on a per share basis, reflect the positive impact of the sales and operational initiatives that we have set for 2006. In the second quarter we continued with initiatives focused on better inventory control, managing markdowns to a favorable level, and gaining leverage of our store and distribution center expenses. As we look forward, facing a challenging economic environment, we expect that these initiatives will continue to make a positive impact on our performance and help us achieve our sales and profit goals for the year."
    Fred's gross profit for the second quarter increased 10% to $115.0 million from $104.7 million in the prior-year period. Gross margin for the quarter was 28.3% versus 28.1% last year, reflecting the improvement in markdown controls. Gross profit for the first six months of 2006 also increased 10% to $234.9 million from $213.8 million in the first half of 2005. Gross margin for the 2006 year-to-date period was 28.5% versus 28.3% in the same period last year.
    Selling, general and administrative expenses for the second quarter of 2006 increased to 26.8% of sales versus 26.6% of sales in the year-earlier period. The recognition of stock compensation expense this year under SFAS 123R accounted for most of the year-over-year increase in selling, general and administrative expenses relative to sales. On a year-to-date basis in 2006, selling, general and administrative expenses increased to 26.4% of sales compared with 26.2% of sales in the first half of 2005.
    Operating income for the second quarter of 2006 increased 13% to $6.2 million from $5.5 million in the year-earlier period. Operating income was 1.5% of sales in the second quarter of 2006, the same percentage as last year even though operating income for the second quarter of 2006 included a 14-basis-point impact from stock compensation expense. Operating income for the first half of 2006 increased 10% to $17.3 million from $15.7 million in the prior-year period. Operating income for the first half of 2006 was 2.1% of sales, unchanged from last year.

    Fred's Inc. operates 673 discount general merchandise stores, including 24 franchised Fred's stores in the southeastern United
States. For more information about the Company, visit Fred's website on the Internet at www.fredsinc.com.

    A public, listen-only simulcast and replay of Fred's second quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today and a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until September 25, 2006.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

                             FRED'S INC.
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)

                                    13 Weeks      13 Weeks
                                      Ended        Ended
                                     July 29,     July 30,   Percent
                                       2006         2005      Change
                                    ---------    ---------   -------
Net sales                           $ 406,925    $ 373,319     9.0%
Operating income                    $   6,205    $   5,500    12.8%
Net income                          $   4,323    $   3,483    24.1%
Net income per share:
  Basic                             $    0.11    $    0.09    22.2%
  Diluted                           $    0.11    $    0.09    22.2%
Average shares outstanding:
  Basic                                39,753       39,638
  Diluted                              39,849       39,791

                                     26 Weeks     26 Weeks
                                      Ended        Ended
                                     July 29,     July 30,   Percent
                                      2006          2005      Change
                                    ---------    ---------   -------
Net sales                           $ 823,803    $ 756,057     9.0%
Operating income                    $  17,253    $  15,691    10.0%
Net income                          $  11,621    $  10,205    13.9%
Net income per share:
  Basic                             $    0.29    $    0.26    11.5%
  Diluted                           $    0.29    $    0.26    11.5%
Average shares outstanding:
  Basic                                39,732       39,593
  Diluted                              39,831       39,758



                              FRED'S INC.
             Unaudited Fiscal 2006 Second Quarter Results
               (in thousands, except per share amounts)

                              13 Weeks              13 Weeks
                               Ended                 Ended
                              July 29,     % of     July 30,     % of
                                2006      Total       2005      Total
                              --------    -----     --------    -----
Net sales                     $406,925    100.0%    $373,319    100.0%
Cost of goods sold             291,881     71.7%     268,587     71.9%
                              --------    -----     --------    -----
Gross profit                   115,044     28.3%     104,732     28.1%
Selling, general and
  administrative expenses      108,839     26.8%      99,232     26.6%
                              --------    -----     --------    -----
Operating income                 6,205      1.5%       5,500      1.5%
Interest expense, net              220      0.0%         302      0.1%
                              --------    -----     --------    -----
Income before income taxes       5,985      1.5%       5,198      1.4%
Provision for income taxes       1,662      0.4%       1,715      0.5%
                              --------    -----     --------    -----
Net income                    $  4,323      1.1%    $  3,483      0.9%
                              ========    =====     ========    =====
Net income per share:
  Basic                       $   0.11              $   0.09
                              ========              ========
  Diluted                     $   0.11              $   0.09
                              ========              ========
Weighted average shares
  outstanding:
    Basic                       39,753                39,638
                              ========              ========
    Diluted                     39,849                39,791
                              ========              ========

                Unaudited Fiscal 2006 Six-Month Results
               (in thousands, except per share amounts)

                              26 Weeks              26 Weeks
                               Ended                 Ended
                              July 29,    % of      July 30,     % of
                                2006      Total       2005      Total
                              --------    -----     --------    -----
Net sales                     $823,803    100.0%    $756,057    100.0%
Cost of goods sold             588,915     71.5%     542,296     71.7%
                              --------    -----     --------    -----
Gross profit                   234,888     28.5%     213,761     28.3%
Selling, general and
  administrative expenses      217,635     26.4%     198,070     26.2%
                              --------    -----     --------    -----
Operating income                17,253      2.1%      15,691      2.1%
Interest expense, net              215      0.0%         460      0.1%
                              --------    -----     --------    -----
Income before income taxes      17,038      2.1%      15,231      2.0%
Provision for income taxes       5,417      0.7%       5,026      0.7%
                              --------    -----     --------    -----
Net income                    $ 11,621      1.4%    $ 10,205      1.3%
                              ========    =====     ========    =====
Net income per share:
  Basic                       $   0.29              $   0.26
                              ========              ========
  Diluted                     $   0.29              $   0.26
                              ========              ========
Weighted average shares
  outstanding:
    Basic                       39,732                39,593
                              ========              ========
    Diluted                     39,831                39,758
                              ========              ========



                              FRED'S INC.
                        Unaudited Balance Sheet
                            (in thousands)

                                                  July 29,   July 30,
                                                    2006       2005
                                                  --------   --------
ASSETS:
Cash and cash equivalents                         $  2,483   $ 18,226
Inventories                                        337,320    302,651
Receivables                                         23,777     19,434
Other non-trade receivables                         13,658     15,538
Prepaid expenses and other current assets            9,067      8,082
                                                  --------   --------
     Total current assets                          386,305    363,931
Property and equipment, net                        138,270    143,630
Other noncurrent assets                             10,432      6,760
                                                  --------   --------
     Total assets                                 $535,007   $514,321
                                                  ========   ========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                  $ 79,243   $ 88,944
Current portion of indebtedness                        243         18
Current portion of capital lease obligation            447        622
Accrued expenses and other                          38,406     27,674
Deferred tax liability                              18,690     17,995
Income taxes payable                                     0      3,934
                                                  --------   --------
     Total current liabilities                     137,029    139,187

Long-term portion of indebtedness                   29,137     38,336
Deferred income taxes                               10,780      8,579
Long-term portion of capital lease obligations         287        734
Other noncurrent liabilities                         6,111      2,944
                                                  --------   --------
     Total liabilities                             183,344    189,780
Shareholders' equity                               351,663    324,541
                                                  --------   --------
     Total liabilities and shareholders' equity   $535,007   $514,321
                                                  ========   ========

    CONTACT: Fred's Inc.
             Jerry A. Shore, 901-362-3733, ext. 2217
             www.fredsinc.com